China Shen Zhou Mining & Resources, Inc. Wins RMB 11 Million Supply Contracts for Fluorite Ores

BEIJING, January 12, 2009 -- China Shen Zhou Mining & Resources, Inc. (NYSE Alternext US: SHZ) (“China Shen Zhou”, or “the Company”), a leading company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced one of its subsidiaries, Xiangzhen Mining, has signed 3 supply contracts for fluorite ores with Huatai Company from Shanxi Province and Hongzhi Company from Hebei Province respectively. The total value of such contracts is approximately RMB 11 million (US$1.6million).

According to such contracts, the Company will extract and deliver 16,000 tons of fluorite ores in total from January 2009 through December of 2009.

“We are very excited to sign such significant contracts before the Chinese Lunar New Year, which marks a good beginning for 2009.” said Ms. Jessica Yu, Chairwoman and CEO of China Shen Zhou. “Although the winter is typically a sluggish period for fluorite manufacturing, we believe our efforts and manufacturing capabilities will allow us to improve our operations and enhance fluorite extraction and processing. We are committed to satisfying all our clients’ demands.”

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiary, American Federal Mining Group ("AFMG"), is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (c) zinc/copper exploration, mining and processing in Xinjiang. In addition, AFMG owns 100% of Kichi-Chaarat Closed Joint Stock Company, whose major assets include a copper-gold mine located in the Kuru-Tegerek region of western Kyrgyzstan.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, fluctuation in mineral prices, risks associated with exploration and mining operations, and the potential of securing additional mineral resources, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

In China:
Sterling Song
Senior Investor Relations Manager
China Shen Zhou Mining & Resources, Inc.
Tel:   +86-10-8890-6927
Email: investor@chinaszky.com
Web:  http://www.chinaszmg.com

In the U.S.:
David Elias
Investor Relations
DME Capital LLC
Tel:   +1-516-967-0205
Email: dave@dmecapital.com